Exhibit 99.3(b)

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (“Agreement”) is hereby entered into on this        day of                     , 19      , between INVESTMENT DISTRIBUTORS, INC. (“IDI”), a Broker-Dealer organized and existing under the laws of the State of Tennessee and                      (“Broker-Dealer”), organized and exiting under the laws of the State of                              .

WITNESSETH:

WHEREAS, IDI is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, and is a member of the National Association of Securities Dealers, Inc. (“NASD”).

WHEREAS, PROTECTIVE LIFE INSURANCE COMPANY (“PROTECTIVE”) has appointed IDI as the principal underwriter of certain variable annuity contracts (“Contracts”) to be issued by PROTECTIVE through the PROTECTIVE Variable Annuity Separate Account funded by shares of mutual funds sponsored by PROTECTIVE INVESTMENT COMPANY (herein collectively, the “Funds”)

WHEREAS, the parties hereto desire that Broker-Dealer and its registered representatives who are duly licensed and qualified under applicable securities and insurance laws, rules and regulations be authorized to offer and sell the Contracts to the general public subject to the terms and conditions contained in this Distribution Agreement.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants, conditions and terms set forth in this Distribution Agreement, the parties hereby agree as follows:

ARTICLE I

APPOINTMENT

1.                                      IDI, as principal underwriter, hereby appoints Broker-Dealer to distribute the Contracts.

2.                                      Broker-Dealer is an independent contractor and nothing in this or any other agreement between the parties shall be construed to create the relationship of employee and employer between Broker-Dealer, IDI and Protective. As an independent contractor it is contemplated that you may represent other insurance companies.

ARTICLE II

LICENSING

1.                                      Broker-Dealer will at all times be duly registered as a Broker-Dealer under the Securities Exchange Act of 1934 and in each state or other jurisdiction in which Broker-Dealer acts hereunder in connection with sales of the Contracts or the supervision of registered representatives who perform such activities on behalf of Broker-Dealer.

2.                                      Broker-Dealer will be fully responsible for ensuring that none of its registered representatives shall offer or sell the Contracts until such individuals are associated, licensed, and duly registered with the NASD and any applicable state securities and insurance authorities.

3.                                      Broker-Dealer will assist IDI and PROTECTIVE in the appointment of registered representatives under the applicable insurance laws to sell the Contracts. IDI and PROTECTIVE, in its or their sole d scretion, may refuse to appoint or terminate the appointment of any registered representative.

ARTICLE III

COMPLIANCE

1.                                      Broker-Dealer shall fully comply with the requirements of the NASD, the Securities Exchange Act of 1934, the Securities Act of 1933, and the Investment Company Act of 1940 and all other applicable federal or state laws governing the activities of Broker-Dealer regarding the Contracts.

2.                                      Broker-Dealer will establish such rules and procedures as required to ensure diligent supervision of the securities activities of registered representatives.

3.                                      In the event, a registered representative of Broker-Dealer fails to observe the standards and rules imposed by Broker-Dealer and IDI regarding the sales of the Contracts, Broker-Dealer shall notify IDI immediately that such registered representative is no longer authorized to sell the Contracts. Broker-Dealer shall take whatever action is necessary to terminate the sales activities of registered representative regarding the Contracts.

4.                                      Broker-Dealer shall have full responsibility for the training and supervision of all registered representatives associated with Broker-Dealer who are engaged directly or indirectly in the offer or sale of the Contracts. All such persons shall be subject to the control of Broker-Dealer with respect to such persons’ securities-regulated activities in connection with the Contracts.

5.                                      Broker-Dealer will cause its registered representatives to be trained in the sale of the Contracts and will cause such representatives to limit solicitation of applications for the Contracts to jurisdictions where IDI has authorized such solicitation.

ARTICLE IV

APPLICATIONS; PURCHASE PAYMENTS

1.                                      All applications for the Contracts shall be made on such forms as authorized by IDI.

2.                                      Broker-Dealer shall be responsible for reviewing each application for completeness and suitability. All applications are subject to rejection and acceptance by PROTECTIVE, in its sole discretion.

3.                                      All checks and/or payments for Purchase Payments for the Contracts shall be made payable to PROTECTIVE LIFE INSURANCE COMPANY.

4.                                      Broker-Dealer agrees that neither it nor its registered representatives:

i)                                         Shall not solicit applications for the Contracts without delivering to the applicant solicited a current prospectus.

ii)                                      Shall recommend the purchase of a Contract only if reasonable grounds exist that the Contract is suitable for the applicant in accordance with, applicable federal and state laws, regulations and the rules of the NASD. While not limited to the following; a determination of suitability shall be based on a reasonable inquiry concerning the applicant’s insurance and investment objectives and financial situation and needs.

iii)                                   Shall accept initial Purchase Payments for the Contracts in the form of a check or money order only if made payable to “Protective Life Insurance Company” and signed by the applicant.

iv)                                  Shall have no authority to endorse checks or money orders made payable to PROTECTIVE LIFE INSURANCE COMPANY.

v)                                     Shall have no authority to alter, modify, waive or change any of the terms, rates, charges or conditions of the Contracts.

vi)                                  Deliver Contracts except in accordance with Protective’s instructions.

ARTICLE V

SALES MATERIALS

IDI shall provide Broker-Dealer, without any expense to Broker-Dealer, prospectus and consumer brochures for use with the Contracts. No sales, promotional materials, advertisement, circular or document can be utilized by Broker-Dealer and/or its registered representatives unless approved in writing by IDI and/or PROTECTIVE.

ARTICLE VI

COMPENSATION

1.                                      During the term of this Agreement, IDI agrees to pay compensation to Broker-Dealer as set forth in Schedule I to this Agreement. Schedule 1 may be amended or modified at any time, effective upon written notice to Broker-Dealer.

2.                                      Broker-Dealer shall be solely responsible for the payment of any commission or consideration of any kind to its registered representatives.

ARTICLE VII

TERMINATION

1.                                      This Agreement may be terminated by IDI or by Broker-Dealer, without cause, upon thirty days written notice by either party to the other party to the last known address of such other party.

2.                                      This Agreement may be terminated “for cause” by IDI immediately upon written notice. IDI’s determination of what constitutes termination “for cause” shall be conclusive between the parties hereto.

3.                                      Termination of this Agreement shall automatically terminate any supplements, addenda or amendments made a part of this Agreement.

4.                                      Upon termination of this Agreement, Broker-Dealer agrees to return to IDI all equipment and supplies regarding the Contracts in Broker-Dealers possession which are the property of IDI.

ARTICLE VIII

GENERAL PROVISIONS

1.                                      NOTICES. All notices or communications shall be sent to the address indicated herein.

2.                                      GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Tennessee.

3.                                      BINDING EFFECT. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective successors and assigns.

4.                                      CONFIDENTIALITY. Each party to this Agreement shall maintain the confidentiality of any proprietary information that it may acquire in the performance of this Agreement and shall not use such proprietary information without the prior written consent of the other parties.

5.                                      MODIFICATION OF AGREEMENT. This Agreement supersedes all prior agreements, either oral or written, between the parties relating to the Contracts. This Agreement may not be modified unless by written agreement signed by all of the parties.

6.                                      INDEMNIFICATION. Broker-Dealer agrees to indemnify and hold IDI harmless from any and all expenses, costs, causes of action and damages resulting from or arising out of Broker-Dealer’s and/or registered representatives unauthorized acts or transactions.

INVESTMENT DISTRIBUTORS, INC.

By:

Title:

Date:

BROKER-DEALER

By:

Title:

Date:

CRD No.:

Address: